EXHIBIT 16.1

MADSEN & ASSOCIATES CPA’S, INC

684 EAST VINE STREET STE 3

MURRAY, UTAH   84107

(801) 268-2632

February 12, 2008

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements that Zulu Energy Corp. has included under “Change in Registrant’s Certifying Accountant” of the Form 8-K to be filed on or about February 12, 2008 regarding the recent change of its auditors.  We agree with such statements regarding our firm.  We have no basis to agree or disagree with other statements made in the filing.

Very truly yours,

  /s/Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.